FOR RELEASE Thursday, April 23, 2026

Investor Contact:    Press Contact:
Kenneth Levy
Iridium Communications Inc.
+1 (703) 287-7570
ken.levy@iridium.com

Jordan Hassin
Iridium Communications Inc.
+1 (703) 287-7421
jordan.hassin@iridium.com

Iridium Announces First Quarter 2026 Results

MCLEAN, Va. – April 23, 2026 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium” or the “Company”), a leading provider of global voice, data, and PNT satellite services, today reported financial results for the first quarter of 2026 and reiterated its full-year 2026 outlook.

Iridium reported first quarter total revenue of $219.1 million, which consisted of $158.0 million of service revenue and $61.0 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 2% versus the comparable period of 2025. Service revenue, which primarily represents recurring revenue from Iridium’s growing subscriber base, grew 2% from the year-ago period and was 72% of total revenue for the first quarter of 2026.

“2026 is off to a solid start, as we continue to grow service revenue and introduce new products, like our next-generation IoT platform,” said Matt Desch, CEO, Iridium. “We continue to invest in key areas of differentiation, which offer attractive opportunities for growth, including IoT, PNT, national security missions and aviation safety services.”

Income from Operations

Net income was $21.6 million, or $0.20 per diluted share, for the first quarter of 2026, as compared to net income of $30.4 million, or $0.27 per diluted share, for the first quarter of 2025. Operational EBITDA (“OEBITDA”)(1) for the first quarter was $116.3 million, as compared to $122.1 million for the prior-year period. The year-over-year OEBITDA decline was driven by a $4.2 million increase in accrued expenses related to a change in practice to pay annual incentive compensation entirely in cash rather than a mix of equity and cash, which the Company previewed on its fourth quarter earnings call.

Subscribers

The Company ended the first quarter with 2,555,000 total billable subscribers, up from 2,443,000 for the year-ago period and 2,537,000 for the quarter ended December 31, 2025. Total billable subscribers grew 5% year-over-year, led by growth in commercial IoT.

Business Highlights

Service – Commercial
Commercial service remained the largest part of Iridium’s business, representing 60% of the Company’s total revenue during the first quarter. The Company’s commercial customer base is diverse and includes the aviation, construction, emergency services, forestry, maritime, mining, oil and gas, recreation, and transportation markets, among others. Iridium’s products and services are critical to these customers’ daily operations and integral to their communications and business infrastructure.
•Commercial service revenue was $130.4 million, up 2% from the comparable period last year.
•Commercial voice and data: Revenue was $57.4 million, up 3% from the year-ago period. Subscribers fell 2% from the year-ago period to 399,000. Average revenue per user (“ARPU”) increased to $48 during the first quarter, compared to $45 in last year’s comparable period, driven primarily by price actions implemented during the third quarter of 2025.
•Commercial IoT data: Revenue was $46.0 million, up 5% from the year-ago period. Subscribers grew 7% from the year-ago period to 2,019,000. ARPU was $7.63 in the first quarter, compared to $7.75 in last year’s comparable period.
•Commercial broadband: Revenue was $12.2 million, down 5% from the year-ago period. Subscribers declined 1% from the year-ago period to 16,100. ARPU was $254 during the first quarter, compared to $261 in last year’s comparable period, reflecting the increased prevalence of Iridium’s use in lower-priced companion plans.
•Hosted payload and other data service: Revenue was $14.8 million, down 1% from the year-ago period.

•Iridium’s commercial business ended the quarter with 2,434,000 billable subscribers, which is up from 2,310,000 for the prior-year quarter and compares to 2,416,000 for the quarter ended December 31, 2025. IoT data subscribers represented 83% of billable commercial subscribers at the end of the first quarter, an increase from 82% at the end of the prior-year period.

Service – U.S. Government
Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition. Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Space Force signed in September 2019, Iridium provides specified satellite airtime services for an unlimited number of Department of War (formerly Department of Defense) and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium® gateway under two other contracts with the U.S. Space Force, the revenue of which is included in engineering and support services revenue. Iridium Certus® airtime services are not included under these contracts and may be procured separately for an additional fee.
•Government service revenue grew 3% to $27.6 million in the first quarter, reflecting contractual rate increases in the EMSS Contract over the prior year.

•Under the terms of the multi-year EMSS Contract, Iridium’s fixed-price rate increased to $110.5 million for the contract year beginning September 15, 2025.
•Iridium’s U.S. government business ended the quarter with 121,000 subscribers, which compares to 133,000 for the prior-year quarter and 121,000 for the quarter ended December 31, 2025. Government voice and data subscribers declined 20% from the year-ago period to 43,000 as of March 31, 2026. Government IoT data subscribers remained relatively flat year-over-year and represented 64% of government subscribers at the end of the first quarter.

Equipment
•Equipment revenue was $20.2 million in the first quarter, down 13% compared to $23.1 million in the prior-year quarter.
•For the full-year 2026, the Company expects equipment sales will be in line with 2025.

Engineering & Support
•Engineering and support revenue was $40.8 million during the first quarter, up 9% compared to $37.5 million in the prior-year quarter, primarily due to increasing activity with the U.S. government.
•For the full-year 2026, the Company expects engineering and support revenue to increase from 2025.

Capital Allocation

Capital expenditures were $30.0 million for the first quarter, including $1.4 million in capitalized interest. The Company ended the first quarter with gross debt of $1.8 billion, and a cash and cash equivalents balance of $111.6 million, for a net debt balance of $1.7 billion. The Company ended the first quarter with net leverage of 3.4 times trailing twelve months OEBITDA.

Iridium paid its first quarter dividend of $0.15 per share of common stock on March 31, 2026, resulting in a total payment of $16.5 million to stockholders. The Company’s Board of Directors has increased the dividend paid per share each year since initiating a dividend in 2023.

2026 and Longer-Term Outlook

The Company reiterated its full-year 2026 outlook and reaffirmed its long-term guidance on cash taxes and net leverage:
•Total service revenue projected to be flat to 2% for full-year 2026. Total service revenue for 2025 was $634.0 million.
•Net income for 2025 was $114.4 million and OEBITDA for 2025 was $495.3 million. In 2026, the Company determined to pay annual incentive compensation entirely in cash, rather than a mix of equity and cash as has been the Company’s prior practice. This change is projected to have a $17 million impact to OEBITDA, resulting in expected full-year 2026 OEBITDA of $480 million to $490 million. Without this change, OEBITDA would have been projected to be in a range of $497 million to $507 million.

•Cash taxes of less than $10 million per year through 2027. The Company’s longer-term cash tax rate is expected to move closer to the statutory rate in 2029.
•Net leverage at or below 3.0 times OEBITDA by the end of 2026 and falling below 2.0 times OEBITDA by the end of the decade. Net leverage was 3.4 times OEBITDA at December 31, 2025.

(1)Non-GAAP Financial Measures & Definitions
In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company reports OEBITDA, which is a non-GAAP financial measure, as a supplemental measure to help investors evaluate the Company’s fundamental operational performance. OEBITDA represents earnings before interest, income taxes, depreciation and amortization, gain (loss) on equity method investments, transaction related expenses, and share-based compensation expenses. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from OEBITDA. Management believes such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. OEBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of OEBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes OEBITDA is a useful measure across time in evaluating its fundamental core operating performance. Management also uses OEBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that OEBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, OEBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since OEBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view OEBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to OEBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. The Company does not provide a forward-looking reconciliation of expected full year 2026 OEBITDA guidance as the amount and significance of certain items such as share-based compensation, transaction related expenses and gain/loss on equity method investments, that are required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.
Supplemental Reconciliation of GAAP Net Income to Operational EBITDA
(In thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025
GAAP net income	$21,594	$30,412	$114,372
Interest expense, net	19,366	21,824	88,252
Income tax expense	8,827	5,819	27,618
Depreciation and amortization	53,741	51,667	210,207
Share-based compensation	11,382	11,748	51,579
Transaction related expenses(1)	699	—	479
Loss on equity method investments	732	648	2,823
Operational EBITDA	$116,341	$122,118	$495,330
(1)     Represents direct costs incurred in connection with the evaluation, negotiation, consummation, financing and integration of strategic transactions, including, acquisitions, divestitures and investments, whether or not actually completed. These costs generally include legal and advisory fees, severance and other related costs.

Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Thursday, April 23, 2026. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.
Iridium Communications Inc. (Nasdaq: IRDM) operates the world’s only truly global mobile satellite network, delivering reliable voice, data, and positioning, navigation and timing (PNT) services anywhere on Earth. Iridium supports safety- and mission-critical operations for diverse markets such as aviation, maritime, government, emergency services, critical infrastructure, autonomous systems, and remote monitoring applications, where connectivity is essential.
Headquartered in McLean, Va., Iridium provides its products and services through an ecosystem of 500-plus partner companies around the world. For more information, visit www.iridium.com.

Forward-Looking Statements
Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s strategy and growth opportunities; expectations with respect to total service revenue growth, subscribers, OEBITDA, cash taxes and net leverage for 2026; cash taxes and net leverage over the long term; anticipated equipment sales and engineering and support service revenue for 2026; the payment of dividends, and expected revenue from the EMSS Contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation; the development of and market for Iridium’s products and services; increased competition; changes in trade policy, including tariff rates, as well as general industry and economic conditions; and legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (“SEC”) on February 12, 2026, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements, except as required by applicable law.

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended March 31,
	2026	2025
Revenue
Service revenue
Commercial	$130,404	$127,542
Government	27,625	26,750
Total service revenue	158,029	154,292
Subscriber equipment	20,219	23,121
Engineering and support service	40,809	37,465
Total revenue	219,057	214,878
Operating expenses
Cost of services (exclusive of depreciation and amortization)	49,636	48,787
Cost of subscriber equipment sales	13,014	12,867
Research and development	6,174	5,417
Selling, general and administrative	45,779	35,752
Depreciation and amortization	53,741	51,667
Total operating expenses	168,344	154,490
Operating income	50,713	60,388
Other expense, net
Interest expense, net	(19,366)	(21,824)
Other expense, net	(194)	(1,685)
Total other expense, net	(19,560)	(23,509)
Income before income taxes and loss on equity method investments	31,153	36,879
Income tax expense	(8,827)	(5,819)
Loss on equity method investments	(732)	(648)
Net income	$21,594	$30,412
Operational EBITDA	$116,341	$122,118

Iridium Communications Inc.
Summary Revenue and OEBITDA Highlights
(In thousands)

	Three Months Ended March 31,
	2026	2025	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$57,433	$55,942	3%
IoT data(2)	45,966	43,856	5%
Broadband(3)	12,222	12,876	-5%
Hosted payload and other data service(4)	14,783	14,868	-1%
Total commercial service revenue	130,404	127,542	2%
Government service revenue(5)	27,625	26,750	3%
Total service revenue	158,029	154,292	2%
Subscriber equipment	20,219	23,121	-13%
Engineering and support(6)
Commercial	1,344	1,638	-18%
Government	39,465	35,827	10%
Total engineering and support	40,809	37,465	9%
Total revenue	$219,057	$214,878	2%
Operational EBITDA
Operational EBITDA	$116,341	$122,118	-5%
Other
Capital expenditures(7)	$29,955	$24,546
Net debt(8)	$1,663,077	$1,772,281
Cash, cash equivalents and marketable securities	$111,644	$50,899
Revolving Credit Facility	$—	$20,000
Term Loan, gross	$1,774,721	$1,803,180
Deferred financing costs	(13,537)	(16,213)
Term Loan, net	$1,761,184	$1,786,967
(1)    Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)    IoT data service provides a two-way short burst data transmission between Iridium’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon LLC and L3Harris Technologies, Inc. Other services include primarily Iridium’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.
(5)    Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)    Engineering and support includes engineering services for the Space Development Agency contract and to assist commercial customers in developing new technologies for use on Iridium’s satellite system, as well as maintenance services to the U.S. government’s dedicated gateway.
(7)    Capital expenditures based on cash spent in the respective period.
(8)    Net debt is calculated by taking the gross Term Loan and Revolving Credit Facility amounts, less cash, cash equivalents and marketable securities.

Iridium Communications Inc.
Subscriber Highlights
(In thousands, except ARPU)

	As of March 31,
	2026	2025	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	399	409	-2%
IoT data	2,019	1,885	7%
Broadband (3)	16.1	16.3	-1%
Total commercial voice and data, IoT data and Broadband service	2,434	2,310	5%
Government
Voice and data and IoT data service
Voice and data	43	54	-20%
IoT data	78	79	-1%
Total government voice and data and IoT data service	121	133	-9%
Total billable subscribers	2,555	2,443	5%

	Three Months Ended March 31,
	2026	2025
Net Billable Subscriber Additions
Commercial
Voice and data. IoT data and Broadband service
Voice and data	(3)	(6)
IoT data	21	(2)
Broadband	—	(0.3)
Total commercial voice and data, IoT data and Broadband service	18	(8)
Government
Voice and data and IoT data service
Voice and data	—	(8)
IoT data	—	—
Total government voice and data and IoT data service	—	(8)
Total net billable subscriber additions	18	(16)

	Three Months Ended March 31,
	2026	2025	% Change
ARPU (2) (4)
Commercial
Voice and data	$48	$45	7%
IoT data	$7.63	$7.75	-2%
Broadband	$254	$261	-3%
(1)    Subscribers as of the end of the respective period.
(2)    Billable subscriber and average monthly revenue per unit (“ARPU”) data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    ARPU is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.